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                                                                      EXHIBIT 99



                    HARVEY ENTERTAINMENT ENTERS $30 MILLION
                 INVESTMENT TRANSACTION WITH CLASSIC MEDIA LLC


(CA -- HARVEY ENTERTAINMENT) (HRVY)

     LOS ANGELES -- August 24, 2000 -- The Harvey Entertainment Company (NASDAQ:HRVY) today announced that it had signed a Letter of Intent with Classic Media LLC for the investment by Classic Media in Harvey of $26 million in cash and all the outstanding stock of UPA Industries, Inc. (owner of Mr. Magoo) in exchange for a new $30 million issue of 7% Cumulative Convertible Preferred Stock and warrants to purchase additional shares of Common Stock. In addition, as part of the investment, Harvey's existing Preferred Stock would be restructured.

     Classic Media is a New York based company engaged in the acquisition and management of entertainment properties.

     The Letter of Intent provides for a due diligence period after which Classic Media must decide whether to continue with the investment or withdraw its offer. If the investment proceeds, closing of the transaction will be subject to drafting definitive agreements, shareholder votes and regulatory approvals, receipt of fairness opinions and other matters customary to such transactions.

     Commenting on this announcement, Roger A. Burlage, Chairman and CEO of Harvey, noted "It is with great pleasure that I am able to make this announcement. Harvey has been seeking additional equity and the acquisition of additional character rights for quite some time, and this announcement marks the culmination of a four month period where the Company received, considered and reviewed a number of offers from several different sources. Our Board of Directors felt that this proposal represented the best combination of capital, new management expertise and likelihood of consummation."

     Eric Ellenbogen of Classic Media stated "Harvey's classic character library compliments perfectly our focus on family and kids' entertainment."

     The terms of the investment include the following:

     1. Classic Media will invest $26 million in cash and the stock of UPA Industries, Inc., which is valued at approximately $4 million, in exchange for a new issue of approximately $30 million of 7% Cumulative Convertible Preferred Stock. The Preferred Stock includes a cumulative dividend, which may be paid in either cash or additional shares of Preferred Stock at the rate of 7% per annum, and is convertible into Common Stock at $3 per share. The new Preferred Stock votes on an as-converted basis and will control the Company's Board of Directors. The Preferred Stock also includes customary anti-dilution protection for stock issuances at less than $3 per share.

     2. In addition to the Preferred Stock, Classic Media will receive warrants to purchase 10,740,000 additional shares of Common Stock of which 4,200,000 are exercisable at


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the lower of $3 per share or the market price of Harvey Common Stock prior to the closing of the transaction, but not less than $2.50 per share, 3,270,000 are exercisable at $4.50 per share and 3,270,000 are exercisable at $6.00 per share.

     3. Harvey's existing Class A and Class B Preferred Stock will be reconstituted into a new series of Preferred Stock of which $4 million will be convertible into Common Stock at $3.00 per share and as much as $16 million will be convertible into Common Stock at $6.00 per share. The holders of this new reconstituted series of preferred stock will be entitled to elect one member of the Board of Directors.

     4. The existing Common Stock will remain as it is currently constituted and will be entitled to elect one member of the Board of Directors.

     The Letter of Intent includes no-shop provisions, break-up fees and liquidated damages clauses customary to such transactions.

     A copy of the complete Letter of Intent will be filed today with the Securities and Exchange Commission.

     There is no assurance that Classic Media will determine to proceed after its due diligence period or, if they do determine to proceed, that the transaction will close as indicated.

     The Harvey Entertainment Company is a diversified entertainment company engaged in the management and exploitation of branded characters through merchandising, licensing and all entertainment media. Harvey has an entertainment library consisting of over 150 motion pictures and 165 television episodes, including 91 episodes of Harvey Classic animation. Through its PM Entertainment subsidiary, Harvey is involved in the production and distribution of motion pictures and television. The Harvey Classic Character brands include hundreds of character, such as: Casper, the Friendly Ghost, Hot Stuff; Bunny, Richie Rich, Wendy the Witch, Herman and Katnip; The Ghostly Trio and many others. For more information visit the Company's Web site at http://www.harvey.com

     This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties, including timely development and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC). In particular, the Company's Form 10-K filed with the SEC in 2000 for the year ended December 31, 1999 should be referenced.

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CONTACT:

COMPANY                    MEDIA                      INVESTOR RELATIONS
Glenn R. Weisberger        David Bowers               David C. Collins
EVP & CFO                  Harvey Entertainment       Jaffoni & Collins
Harvey Entertainment       310/444-4100               212/835-8500
310/444-4100               dbowers@harvey.com         hrvy@jcir.com